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                                                                   EXHIBIT 10.11

August 14, 1997


Mr. Marshall Webb
President
BrightStar Information Technology Group, Inc.
12011 Surrey Lane
Houston, Texas  77024-5011

Dear Mr. Webb:

The purpose of this letter ("the Agreement"), and the attached Addendum A, is to set forth the agreement between McFarland, Grossman & Company, Inc. ("MGCO") and BrightStar Information Technology Group, Inc. ("the Company") regarding investment banking services to be provided in connection with the proposed acquisition of a group of businesses in the information technology services industry ("the Acquisitions") and financing related thereto.

A.       SCOPE OF THE ENGAGEMENT

This Agreement will continue for a period of six months from its effective date unless extended or terminated early by mutual consent; except the Company acknowledges that the provisions of Sections B.2. through B.7. and Addendum A shall survive any termination of the Agreement. During the term hereof, MGCO will use its best efforts to provide the following services to the Company:

1. MGCO will first provide financial advisory services in connection with planning and executing the Acquisitions.

2. If needed for presentations to investors and/or lenders, MGCO will prepare a comprehensive information memorandum and business plan and/or detailed projections.

3. MGCO will prepare any presentation materials deemed necessary for meetings with investors and/or lenders.

4. If requested, MGCO will introduce the Company to institutional investors interested in a Private Placement (as herein defined), assist in negotiating the terms of the transaction, and facilitating the closing.

5. MGCO will introduce the Company to lenders interested in providing a senior credit facility and will assist in negotiating and facilitating the closing.

6. MGCO will provide such other financial advisory services as deemed necessary which are related to transaction structure and timing, and other corporate finance matters.



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Mr. Marshall Webb
August 14, 1997
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B.       TERMS AND CONDITIONS

1.       Financial Advisory Fee

         Upon accepting this Agreement, the Company will pay MGCO a financial advisory fee of $15,500. Thereafter, the Company will pay MGCO a monthly financial advisory fee at the beginning of each monthly period as follows: (1) month 2: $15,500, and (2) months 3-6: $11,000.

         In addition to the compensation set forth above, MGCO or its designees will be sold for 100, a warrant(s) granting the holder(s) thereof the right to acquire 50,000 shares of common stock of the Company (the "Newco Stock") at a price per share equal to $6.00 per share. However, if the Company completes an initial public offering (the "IPO") within eighteen months after issuance of the warrant(s), the exercise price will be adjusted to the lesser of $6.00 per share or 60% of the price per share of the Newco Stock that is sold in the Company's IPO. Such warrant(s) will be exercisable in whole or in part beginning six months after its issuance. The Newco Stock into which the warrant(s) is exercisable (the "Underlying Stock") will be registered, if the Company completes an IPO, (i) in the Company's first registration statement on Form S-8 (or comparable form), which will be filed no later than six months after the Company completes an IPO; or (ii) pursuant to "piggy-back" registration rights in post-IPO offerings of Newco Stock.

         The warrant(s) will be issued in a form which is mutually acceptable, as soon as practicable after this letter is accepted by the Company and the Underlying Stock will be subject to adjustment (upward or downward) so that if the Company completes an IPO, at the time of the IPO, the Underlying Stock will equal 50,000 shares of the Newco Stock.

2. Private Placement. In the event that one or more transaction(s) involving a Private Placement (as defined below) of capital in the Company (or an affiliate in which the Company or its shareholders are equity owners) is consummated during the term of this Agreement with any capital source (other than retail private placement conducted and completed by the founding shareholders of up to $2 million), or within two (2) years following the termination of this Agreement between the Company and any capital source(s) introduced by MGCO during the term of this Agreement, it is understood that MGCO shall earn and be paid Placement Agent fees as follows:

                  6% of the amount of the Private Placement. For the purpose of this Agreement, the Private Placement shall include capital received as equity and debt that is either (i) advanced by a person(s) who is also an equity investor, (ii) is subordinated to loans made by non equity investors, (iii) or is either convertible into equity, provides the lender


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Mr. Marshall Webb
August 14, 1997
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                  with warrants to acquire equity, or participates in the
                  earnings of the Company. Placement Agent fee payments will be made in full and in cash at the time of the closing.

                  MGCO will also be issued a warrant to purchase an amount equal to 10% of the securities issued in the Private Placement (in the case of convertible securities or warrants, 10% of the underlying securities). Said warrant shall be in a form acceptable to MGCO and the Company and shall (i) be exercisable for a period of 5 years at 120% of the purchase price as the securities placed as a result of this transaction, (ii) contain customary anti-dilution provisions,
                  (iii) exercisable in whole or in part, and/or on a "cashless exercise basis, and (iv) shall be subject to a customary piggy-back registration rights agreement.

5. Senior Debt Placement. MGCO will be the exclusive agent for any senior secured credit agreements for the Company if negotiations or discussions with the lender is initiated during the term of the Agreement. MGCO will be paid a placement agent fee equal to 2% of the amount of the credit facility payable in cash at the time of the closing if negotiations with the lender extending the facility were conducted during the term of this Agreement and it is closed during or within one year of the termination of this Agreement.

6. The Acquisitions. In consideration for financial advisory services rendered in connection with the Acquisitions, the transaction value of which is estimated to be $40 million, the Company will pay MGCO a success fee in cash at the closing of the acquisition of all, or a material part of the business included in the Acquisitions. The fee will be the greater of $400,000 or the sum of 5% of the transaction value up to $1 million, 4% of the transaction value in excess of $1 million up to $2 million, plus 3% of the transaction value in excess of $2 million up to $3 million, plus 2% of the transaction value in excess of $3 million. For purposes of this Agreement the transaction value will include cash, securities, non-compete agreements, promissory notes, and all other consideration exchanged in the transaction and upon which the value was established.

7. Reimbursement of Expenses. The Company will reimburse MGCO for all out-of-pocket travel expenses, printing expenses, delivery fees, and third party information service fees incurred in connection with this Agreement. Out-of-pocket expenses will be billed on the 1st and 15th of the month, for the previous fifteen day period. Invoices are payable upon receipt.

8. Advertisements. In the event of consummation of a transaction, MGCO shall have the right to disclose its participation in such transaction, including, without limitation, the placement of a "tombstone" advertisement in financial and other newspaper and journals, provided that


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Mr. Marshall Webb
August 14, 1997
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         MGCO will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonable withhold or delayed.

9. Documentation. In the event that any of the transactions contemplated herein are consummated, MGCO will be provided with a bound volume of the documents evidencing such transactions substantially similar in form and content as any bound volume that is prepared for the Company.

We look forward to the opportunity to continue our relationship with you If this proposal is acceptable, please acknowledge with your signature, return one copy for our records, and retain the other copy.

Very Truly Yours,
McFarland, Grossman & Company, Inc.


/s/ CARY GROSSMAN
-----------------------
Cary Grossman
Chief Executive Officer



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Mr. Marshall Webb
August 14, 1997
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AGREED AND ACCEPTED:

BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.


/s/ Marshall G. Webb
---------------------------
Signature


Marshall G. Webb, President
---------------------------
Print Name and Title


09-02-97
---------------------------
Date



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Mr. Marshall Webb
August 14, 1997
Page 6



                                   Addendum A

                                 Indemnification

In connection with our engagement described in the foregoing letter dated August 14, 1997 ("Letter"), to which this Addendum A is attached, the Company (as defined in the Letter) agrees to indemnify and hold harmless McFarland, Grossman & Company, Inc. ("MGCO") and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) against any losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) ("Claims") relating to or arising out of our engagement, and will reimburse MGCO and such other person indemnified hereunder, from time to time upon written request, for all reasonable legal and other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding whether or not in connection with pending or threatened litigation in which MGCO or any of its directors, officers, agents, employees and controlling persons is a party including without limitation any such claims arising from the negligence of MGCO or the person seeking indemnification or for punitive damages; provided however, the Company will not be liable in any such case for Claims (except arising out of the use of information provided by the Company) that a court of competent jurisdiction shall have found in a final judgement to have arisen primarily from the gross negligence or willful misconduct of MGCO or the party claiming a right to indemnification. In case any proceeding shall be instituted involving any person in respect to whom indemnity may be sought, such person (the "Indemnified Party") shall promptly notify the Company and the Company, upon request of the Indemnified Party, shall retain the Company's current legal counsel or such other counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding from time to time upon written request provided, however, that in such event the Company shall not be responsible hereunder for the fees and expenses of more than one firm of such counsel in addition to any local counsel. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel at its own expense, except that the Company shall pay, from time to time upon written request the reasonable fees and expenses of counsel retained by the Indemnified Party in the event that (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of counsel to the Indemnified Party, due to actual or potential differing interests between them.

The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party to the extent set forth in this Addendum A. In addition, the Company will not, without the prior written consent of MGCO, settle or compromise or consent to the entry of any judgement in any pending or threatened claim, action, suit or proceeding in respect


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Mr. Marshall Webb
August 14, 1997
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of which indemnification may be sought hereunder (whether or not MGCO or any
Indemnified Party is any actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of MGCO and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding.

In the event a claim for indemnification under this Addendum A is determined to be unenforceable by a final judgement of a court of competent jurisdiction, then the Company shall contribute to the aggregate losses, claims, damages or liabilities to which MGCO or its officers, directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Company and the party seeking contribution on the one hand and the relative faults of the Company and the party seeking contribution on the other, as well as any other relevant equitable considerations.

This indemnification shall apply to the original engagement as set forth in the Letter and any modification of the original engagement and the indemnification provided herein shall survive termination of our engagement and shall be binding upon any successors or assigns of the Company.

Acknowledges and Agreed:

AGREED AND ACCEPTED:

BrightStar Information Technology Group, Inc.



/s/ Marshall G. Webb
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Signature



Marshall G. Webb - President
----------------------------
Print Name and Title


09-02-97
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Date